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                                                                       EXHIBIT 5
                             [ARMSTRONG LETTERHEAD]



                                 August 20, 2002



D & K Healthcare Resources, Inc.
8000 Maryland Avenue, Suite 920
St. Louis, Missouri 63105

Ladies and Gentlemen:

         In our capacity as counsel for D & K Healthcare Resources, Inc., a Delaware corporation (the "Company"), we have examined the Registration Statement on Form S-8 (the "Registration Statement") in the form as proposed to be filed by the Company with the Securities and Exchange Commission under the provisions of the Securities Act of 1933, as amended, on or about August 20, 2002 relating to up to 1,000,000 shares of common stock, par value $0.01 per share (the "Company Common Stock"), to be offered by the Company pursuant to the Registration Statement in connection with the Company's 2001 Long Term Incentive Plan (the "Plan"). In this connection, we have examined such records, documents and proceedings as we deem relevant and necessary as a basis for the opinion expressed herein.

         Upon the basis of the foregoing, we are of the opinion that: (i) the Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Delaware, (ii) the shares of Company Common Stock to be issued in accordance with the Plan are duly and validly authorized, and (iii) when the Company Common Stock is issued in accordance with the procedures of the Plan, they will be duly and validly issued, fully paid and non-assessable.

         We hereby consent to filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement.

                                             Very truly yours,


                                             /s/ ARMSTRONG TEASDALE LLP